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                                                                      EXHIBIT 23

[GRANT THORNTON LETTERHEAD]



                    REPORT OF INDEPENDENT OF CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Dearborn Bancorp, Inc.

We have audited the consolidated statements of income, changes in stockholders' equity and cash flows of Dearborn Bancorp, Inc. and subsidiary for the year ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the results of operations and cash flows for Dearborn Bancorp, Inc. and subsidiary for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.


Detroit, Michigan
February 17, 1999